Exhibit 10.1

Settlement Agreement & Release

This Settlement Agreement & Release ("Agreement"), dated this 1st day of March 2024, is by and between HyperScale Nexus Holding Corporation. a Nevada Corporation having a principal place of business at 401 Ryland Street, Unit 200-A, Reno, Nevada 89502 ("HYPERSCALE"), and American Cannabis Company, Inc., with an address at 200 Union St., Suite 200, Lakewood, Colorado 80228 ("AMMJ "). HYPERSCALE and AMMJ may be referred to in the singular as a "Party" or collectively called the “Parties.”

RECITALS:

WHEREAS, certain material circumstances have arisen between HYPERSCALE and AMMJ concerning the Agreement and Plan of Merger dated September 5, 2023, and the Separation and Distribution Agreement dated October 30, 2023, and associated transactions, and the Parties deem it to be in their mutual best interest to avoid the commencement of legal action, including but not limited to (i) a civil action for damages filed in any court of competent jurisdiction, (ii) an arbitration in any venue, or (iii) any other civil action of any kind or sort consistent with any applicable law, and to finally and forever resolve any and all disputes between them, including a mutual agreement to terminate the Agreement and Plan of Merger and the Separation and Distribution Agreement, and any and all related transactions, to avoid the inconvenience, costs, and expenses related to any and all such legal actions, upon the terms and condition set forth herein; and,

NOW THEREFORE, in consideration for the mutual promises and covenants contained herein, the sufficiency of which is hereby acknowledged, HYPERSCALE and AMMJ hereto agree as follows:

Section	1. Incorporation of the RECITALS clauses.

1.1.            HYPERSCALE and AMMJ acknowledge that all the representations outlined in the RECITALS clauses of this Agreement are incorporated herein by reference and made a material part of this Agreement with the same force and effect as if more fully set forth here at. HYPERSCALE and AMMJ agree to waive any rule of contract construction or legal presumption that would prohibit any court of competent jurisdiction from construing or enforcing this Agreement based upon the contents of the RECITALS above.

Section	2. Settlement Payment, Document Delivery, Release of All Claims.

Settlement Payment. Within five business days of executing this agreement by both Parties, HYPERSCALE will pay AMMJ five thousand dollars ($5,000).

Release of All Claims. Immediately upon satisfaction of this settlement agreement by means of executing this Agreement and paying AMMJ $5,000, the remainder of this agreement shall go into effect. Except as provided for herein, and in further consideration of the mutual covenants hereto, HYPERSCALE and AMMJ agree on behalf of themselves, and their respective successors, assigns, pledgees, officers, directors, shareholders, attorneys, employees, agents, independent contractors, affiliates, control persons, administrators, and any and all persons or business entities acting by and through each of them as the case may be, to irrevocably and unconditionally and completely remise, release, acquit, satisfy and forever discharge each other, specifically including their agents, directors, officers, affiliates, employees representatives, insurance carriers, attorneys, divisions and subsidiaries, (and all agents, directors, officers, employees, representatives, insurance carriers, and attorneys of such divisions and subsidiaries), and their predecessors, successors, administrators and assigns, and all persons acting by, through, under, or in concert with any of them (collectively "Releases"), of and from any and all claims, actions, causes of action, suits, debts, charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, and expenses (including attorney fees and costs actually incurred), of any nature whatsoever, known or unknown, in law or equity, arising out of the facts contained in the RECITALS, as well as any other claims based on constitutional, statutory, common law, or regulatory grounds.

2.1.             Except as for any specific rights created by virtue of this Agreement, HYPERSCALE and AMMJ promise not to institute any future suits or proceedings at law or in equity or any arbitration or administrative proceedings against each other for or on account of any claim or cause of action arising specifically out of the facts in the RECITALS herein.

2.2.             This is intended as a full and complete release and discharge of any or all claims that HYPERSCALE and AMMJ may or might have or had against each other, and HYPERSCALE and AMMJ do so in full and final settlement, release and discharge of any and all such claims and the Parties intend to and does forever hereby release and discharge the each other of and from any and all liability of any nature whatsoever for all damages to each other, specifically including, but not limited to, all past, present and future rights to recover for sums of money compromised in this Agreement on account of said events alleged in the RECITALS, as well as for all consequences, effects and results thereto and resulting damages to each other, whether the same or any circumstances pertaining thereto are now known or unknown to HYPERSCALE or AMMJ or anyone else, expected or unexpected by HYPERSCALE or AMMJ or anyone else, or have already appeared or developed or may now be latent or may in the future appear or develop or become known to HYPERSCALE or AMMJ or anyone else.

2.5        This Agreement constitutes a compromise, settlement, and release of disputed claims and is being entered into solely to avoid the burden, inconvenience, and expense of litigating those claims. No Party to this Agreement admits any liability to the other Party with respect to any such claim or any other matter. Each Party expressly denies liability as to every claim which the other Party may assert. Therefore, this Agreement is not to be and shall never be construed or deemed an admission or concession by any of the Parties hereto of liability or culpability at any time for any purpose concerning any claim being compromised, settled, released, or any other matter.

2.6        AMMJ agrees to file Form 8-K disclosing termination of the Plan and Agreement of Merger and the Separation and Distribution Agreement not later than four business days after the Effective Date and to provide HYPERSCALE with a copy of the filing beforehand.

Section	3.

Miscellaneous Provisions.

3.1.             Notices. All notices, offers of other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as properly given or made (i) if delivered personally; or (ii) upon receipt by facsimile transmission (with written confirmation of receipt) or confirmed electronic mail; or (iii) after the expiration of the second business day following deposit with documented overnight delivery service; or (iv) five business days of transmission by regular mail. All notices given or made pursuant hereto shall be so given or made to the parties at the following addresses:

If to HYPERSCALE: HyperScale Nexus Holding Corporation

Attention: Mr. Greg Forrest

401 Ryland Street, Unit 200-A

Reno, Nevada 89502

g.forrest@hyperscalenexus.com

If to AMMJ: Mr. Ellis Smith

200 Union St., Suite 200

Lakewood, Colorado 80228

303-974-4770

smith@americancannabisconsulting.com

The address of any party hereto may be changed by a notice in writing given in accordance with the provisions hereof.

3.2.             Authority. Each Party has all requisite power and authority to execute, deliver, and perform its obligations under this Agreement, and, when executed and delivered by the respective parties, shall constitute the valid and binding obligations, enforceable against them respectively, in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.2.1.	Neither the execution nor delivery of this Agreement, nor any other documents required to be executed and delivered by the Parties hereunder, nor the consummation of the transaction contemplated hereby (i) conflicts with or constitutes any violation or breach, or gives any other person any rights (including, but not limited to, any legal rights to acceleration, termination, cancellation or recession) under any document or agreement to which either HYPERSCALE or AMMJ is a party. Neither HYPERSCALE nor AMMJ's entry into this Agreement nor their respective representations made in this Agreement constitute a violation of any order or applicable law that either HYPERSCALE or AMMJ'S assets are bound by or subject.

3.3.             Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, or unenforceable, such provision shall be severed and enforced to the extent possible or modified in such a way as to make it enforceable, and the invalidity, illegality or unenforceability thereof shall not affect the validity, legality or enforceability of the remaining provisions of this Agreement.

3.4.             Non-Interference and Non-Intervention. AMMJ agrees not to interfere with, circumvent, or damage any current or future business relationship or contract ('Business Relationship') of HYPERSCALE or with any HYPERSCALE entity, including but not limited to HYPERSCALE data center contracts, cloud service providers, and similar entities ('Hyperscale Entity'). AMMJ acknowledges that HYPERSCALE's relationships and contracts are vital to its operations, growth, and financial stability. AMMJ further agrees that any attempt to interfere with, circumvent, or damage any current or future HYPERSCALE Business Relationship will constitute a material breach of this agreement.

3.5.             Non-Disparagement. AMMJ agrees that he will not disclose to the public or any person any false or misleading information, any information that reflects negatively upon or otherwise disparages HYPERSCALE (including its officers, directors, contractors, and employees) or which may harm the reputation of HYPERSCALE including any statements that disparage any product, service, capability, or any other aspect of the business of HYPERSCALE, including via social media.

3.6.             Binding on Affiliated Third Parties. This Agreement shall inure to the benefit of and shall be binding upon HYPERSCALE and AMMJ and his respective designees, agents, representatives, executors, administrators, trustees, pledgees, personal representatives, partners, directors, officers, shareholders, agents, attorneys, insurers, employees, representatives, predecessors, successors, heirs and assigns.

3.7.             Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, U.S.A., without regard to principles of conﬂict of laws. Any controversy or claim arising from or relating to this Agreement or the Breach thereof shall first be subject to non-binding arbitration administered by the Superior Court for the State of Nevada, County of Clark. Should the controversy not be settled at arbitration, either party may elect trial de novo, subject to the Nevada Rules of Civil Procedure. The prevailing party in any legal action or arbitration shall recover its attorney fees and costs.

3.8.             Counterparts. This Agreement may be executed in multiple counterparts, all of which shall be deemed originals, and with the same effect as if all Parties had signed the same document. All of such counterparts shall be construed together with and shall constitute one Agreement, but in making proof, it shall only be necessary to produce one such counterpart. A facsimile transmission shall be as valid and enforceable as an original.

3.9.             Entire Understanding. This Agreement is the entire, final, and complete agreement of the Parties relating to the subject of this Agreement and supersedes and replaces all prior or existing written and oral agreements between the Parties or their representatives relating thereto.

3.10.         Further Assurances. The parties agree to execute and deliver to each other such other documents and do such other acts and things, all as the other party may reasonably request to carry out the intent of this Agreement.

3.11.         No Admission of Liability. The Parties agree that executing this Settlement Agreement and any payments and issuances made under its terms shall not be construed as an admission of liability, fault, or wrongdoing by any Party. This Agreement is entered into solely to resolve the disputes between the Parties and avoid litigation costs, uncertainties, and inconveniences.

3.12.         Amendments. This Agreement shall not be amended or otherwise modified unless in writing signed by all of the parties hereto.

3.13.         Acknowledgment. HYPERSCALE and AMMJ acknowledges (i) They have read this Agreement and have consulted with their respective attorneys concerning its contents and legal consequences and have requested any change in language necessary or desirable to effectuate their intent and expectations so that the rule of construction of contracts construing ambiguities against the drafting party shall be inapplicable; (ii) They have taken all corporate actions and obtained all corporate authorizations, consents and approvals as are conditions precedent to their authority to execute this Agreement, and thus warrant that they are fully authorized to bind the Parties for which they execute this Agreement; and, (iii) There has been and will be no assignment or other transfer of any claim released herein, or any part thereof, and each Party agrees to defend, indemnify and hold harmless the other party from any claims, obligations, or other liabilities, including specifically attorney’s fees and costs incurred, which result from the assertion by any third party of a right to any claim which is released by this Agreement. The foregoing warranties and representations shall survive the execution and delivery of this Agreement.

3.14.         Assignment. This Agreement shall be binding upon and inure to the benefit of each party hereto or to such party's heirs, executors, administrators, successors, pledgees, and assigns and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or because of this Agreement.

3.15.         Confidentiality. Each of the parties represents and agrees that it will keep the terms, provisions, and amounts in this Agreement confidential and that it will not, without the consent of the other Party, disclose, divulge or furnish such confidential information to any person other than their immediate families, their attorney and accountant (all of whom will be informed of and bound by this confidentiality provision) except as required by law or, if necessary, to any applicable taxing authorities.

IN WITNESS WHEREOF, the parties have signed this agreement upon the date first written above.

HYPERSCALE NEXUS HOLDING CORPORATION

By: /s/ Greg Forrest

Name: Greg Forrest

Title: Chief Executive Officer

AMERICAN CANNABIS COMPANY, INC.

By: /s/ Ellis Smith

Name: ELLIS SMITH

Title: Chief Executive Officer